Exhibit 99.1

               Western Plains Energy, LLC Tax Planning Information


January 9, 2006



As a reminder, Western Plains Energy, LLC is taxed as a partnership. Therefore, the Company's 2005 taxable income will be allocated among the members on a pro-rata basis. The Company's tax preparer, using information provided by us, has calculated the Company's projected taxable income for 2005 along with other relevant items. These projected amounts are listed below on a per unit basis:

                                                 Amount
                                                Per Unit
                                                --------

        Estimated Taxable Income                $4,100

        Estimated Federal Tax
        Credit for Ethanol Used
        as a Fuel                               $  368

        Estimated Production
        Activities Deduction                    $  121

        Estimated Kansas High
        Performance Incentive
        Program Tax Credit                      $   80

You are cautioned that the amounts shown above are estimates. While we believe that these amounts are reasonably accurate, the actual results may be materially different from our projections. In addition, the information provided in this letter is simply an overview of some of the tax issues our members should review and consider. They may or may not be applicable to your tax situation. You should contact your tax adviser if you have any questions regarding the information provided here.

The following are some of the tax issues related to your ownership in Western Plains Energy, LLC:

1. The Company's taxable income is allocated to all of its members whether or not Western Plains Energy, LLC makes any distributions during the year.

2. The amount of distributions made by Western Plains Energy, LLC to our members during 2005 does not affect, in any way, the estimated taxable income per unit reported above.

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3. The distributions made by Western Plains Energy, LLC to the members during the year are generally not taxable -- unless the amount received exceeds your adjusted basis in the Company.

4. All members, including those who are not Kansas residents, will once again be required to file Kansas income tax returns for 2005. Non-residents may receive Form KW-7A which will need to returned to Western Plains Energy, LLC by April 14th, 2006 for filing of the Company's tax return. The form will be mailed to you with your Schedule K-1 as soon as we receive them from our tax preparer. We usually receive the K-1's in February.

5. The federal tax credit for ethanol used as a fuel is a credit based on the Company's qualified ethanol fuel production. This is a tax credit which may be available to offset a portion of a member's federal income taxes. Please contact your tax adviser to determine whether you are eligible for this tax credit. In the alternative, you should review IRS Form 6478 and Publication 378 for additional information regarding this credit.

6. The new federal production activities deduction under Internal Revenue Code
Section 199 is a deduction based on a percentage of the Company's taxable income. Members may be able to deduct this item on their federal income tax return. Please contact your tax adviser to determine whether you are eligible to utilize this deduction.

7. If any member of Western Plains Energy, LLC is a partnership, S corporation, estate or trust, then the numbers shown above must be divided among the partners, shareholders or beneficiaries as appropriate.

8. The estimated numbers reported above have been calculated on a per unit, full year equivalency. In other words, if some or all of your membership units were transferred to you during 2005, your portion of these amounts will generally be proportional to the length of time that you owned such units during 2005.

These discussions and conclusions are based on the facts as stated and existing authorities as of the date of this letter. The estimated amounts could change as a result of changes in the applicable laws and regulations. The Company is under no obligation to update this letter if such changes occur.

If you have questions, you may call us at 785-672-8810.

Sincerely,


/s/ Ben Dickman
-----------------------------------------------
Ben Dickman, Secretary of the Board of Managers